UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2014

MADISON VENTURES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-188753
(Commission File Number)

None
(IRS Employer Identification No.)

Loma de Bernal 3 Loma Dorada C.P. 76060 Queretaro, Queretaro Mexico
(Address of principal executive offices)(Zip Code)

+52 (442) 388-2645
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2014, the Board of Directors appointed Gene Gregorio as our President, Secretary and Treasurer as well as a Director.  Concurrent with Mr. Gregorio’s appointment, Art Kerry resigned as President, Secretary, Treasurer and a Director, and Ivan Arredondo resigned as a Director.  Mr. Gregorio is now our sole officer and director.

Mr. Gregorio has worked in the communications and public relations fields since 1987.  Since 2013, Mr. Gregorio has held the position of Gaming Industry Advisor at Vegas Universal Solutions, where he handles corporate affairs, government and regulatory agency relations and business development.  From 2009 until 2013, he was a Corporate Affairs Officer at Eway54 Corp., where he handles business development and marketing and government and regulatory agency relations.  From 2010 until 2102, Mr. Gregorio was a an  independent Business Development and Public Relations Counselor, during which time he, among other things, provided business development and government relations services to a holding company for its plans to enter land-based and online casino industries., public relations for a real estate developer.  From 2009 to 2010, Mr. Gregorio was Spokesman and Public Relations Manager for Smartmatic-TIM, where he served as spokesman and handles public affairs and government relations for the company that won the Commission on Elections bid to fully automate the Philippines’ 2010 election.  Mr. Gregorio’s background in public relations and his desire to advance our Company’s business led to our conclusion that he should be serving as a member of our board of directors in light of our business and structure.

Mr. Gregorio does not have any agreement, arrangement or understanding with the Company in connection with being appointed a director or to the offices of President, Secretary, Treasurer or Director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Madison Ventures Inc.
(Registrant)

Date: May 22, 2014	By:	/s/ Gene Gregorio
	Name:	Gene Gregorio
	Title:	President

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